Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2014; January 6, 2015 as to the effects of including subsidiary guarantor financial information as described in Note 27; relating to the consolidated financial statements of Quad/Graphics, Inc. and subsidiaries (the “Company”) appearing in the Current Report on Form 8-K of the Company dated January 6, 2015, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

January 6, 2015